Exhibit 99.1

Carrollton Bancorp Reports a 14% Increase in First Quarter Net Income and Also Announces an $0.08 Quarterly Dividend

BALTIMORE--(BUSINESS WIRE)--April 29, 2009--Carrollton Bancorp, (NASDAQ:CRRB) the parent company of Carrollton Bank, announced today net income for the first quarter of 2009 of $488,000 compared to $429,000 for the first quarter of 2008, a 14% increase. Net income available to common shareholders for the first quarter of 2009 was $428,000 ($0.17 per diluted share) compared to $429,000 ($0.16 per diluted share) for the first quarter of 2008.

Carrollton Bancorp also announced a quarterly dividend of $0.08 per share, payable June 1, 2009 to shareholders of record on May 15, 2009.

Total assets for the period ended March 31, 2009 compared to March 31, 2008 reflect a 14% increase to $415.2 million. The increase was the result of loans increasing $46.8 million or 17.36%. Almost all categories of loans increased; however, the largest increase was a result of loans held for sale increasing $18.4 million or 145%. Total deposits increased $34.1 million or 12% and Federal Home Loan Bank advances increased $15.9 million or 45%. The increases were used to fund loan growth including loans held for sale. During the same period, stockholders’ equity increased 7% or $2.4 million to $35.6 million or 8.57% of total assets. The increase was due primarily to the $9.2 million raised through the sale of Series A Preferred Stock, effective February 13, 2009, net income of $488,000, all of which was partially offset by dividends paid of $1.1 million, repurchase of approximately 76,539 shares of stock of the Company for $965,000, and a decrease in accumulated other comprehensive income of $5.6 million. The decrease in accumulated other comprehensive income was due to the decrease in the fair market value of the available for sale securities and the decrease in the fair market value of the effective cash flow hedge.

Mr. Robert A. Altieri, President and Chief Executive Officer, stated that “2009 will be a year to protect the Company’s balance sheet and continue to take an aggressive approach to non-performing assets. The economic turmoil which questions the strength and stability of financial institutions is well documented; however, our Company is well capitalized with adequate liquidity to continue the methodical growth. We are not without loan issues; but, we have identified them and are continuously working to protect our balance sheet.”

The Company recorded a provision for loan losses of $165,000 in the first quarter of 2009 and $99,000 in the first quarter of 2008. The allowance for loan losses represented 1.17% of outstanding loans as of March 31, 2009. Non-performing assets totaled $11.0 million at March 31, 2009 compared to $9.8 million at December 31, 2008 and $6.2 million at March 31, 2008. The increase over the fourth quarter of 2008 was due to commercial real estate as well as consumer loans increasing while being partially offset by payments on impaired loans.

For the quarter ended March 31, 2009 and 2008, net interest income was $3.4 million. The $26,000 increase in net interest income from the $58.1 million increase in average interest earning assets was substantially offset by the 55 basis point decrease in the Company’s net interest margin (NIM) to 3.63% for the quarter ended March 31, 2009 from 4.18% in the comparable quarter in 2008. The reduction in NIM was during a time when the Federal Open Market Committee (FOMC) reduced rates by 3.50%.

Non-interest income continues to be a large contributor to the Company's profitability. The majority of the Company’s non interest income is derived from three sources: the Bank’s Electronic Banking Division, Carrollton Mortgage Services, Inc. (CMSI), and Carrollton Financial Services, Inc. Non-interest income was $1.8 million for the three months ended March 31, 2009, an increase of $156,000 or 9.4%, compared to the corresponding period in 2008. This increase was due to the $381,000 increase in mortgage banking fees and gains and was partially offset by the $10,000 decrease in service charges, $87,000 decrease in brokerage commissions, $43,000 decrease in Electronic Banking and the $80,000 gain related to the Visa, Inc. initial public offering that occurred in March 2008.

Mr. Altieri added, “The low mortgage interest rates which are causing a refinance boom have significantly increased the Company’s non-interest income in the first quarter. We expect refinances to slow down in the latter part of the second quarter.”

Non-interest expenses were $4.4 million in the first quarter of 2009 and 2008. Salaries increased $113,000 due to normal salary increases and increased commissions paid primarily to the loan originators in the mortgage subsidiary (CMSI). Because of the low interest rates, loan originations due to refinancing of residential loans increased significantly in 2009, compared to the same period in 2008. Professional fees increased $45,000 due to an increase in consulting fees and legal fees related to delinquencies and foreclosures. Other operating expenses increased $160,000 due to the $116,000 increase in the FDIC insurance premiums due to the FDIC raising premiums, deposits increasing $34.1 million and the one time assessment credit fully utilized as of December 31, 2008. Also, OREO expenses increased $28,000 and various loan expenses, i.e. appraisals, credit reports, and fees related to collection of loans increased $35,000. These increases were partially offset by lease buyout – branch decreased $368,000 due to the charge recorded in 2008 for closing the Wilkens drive-thru.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland. The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., both wholly owned subsidiaries of the Bank.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Forward-looking statements are based on current expectations and assessments of potential developments affecting market conditions, interest rates and other economic conditions, and results may ultimately vary from the statements made in this release.

A summary of financial information follows. For additional information, contact James M. Uveges, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp
	Three Months Ended March 31,
	2009	2008	%Change
	(unaudited)	(unaudited)
Results of Operations
Net interest income	$3,428,966	$3,402,775	1%
Provision for loan losses	165,000	99,000	67%
Noninterest income	1,815,825	1,660,186	9%
Noninterest expenses	4,370,472	4,417,019	-1%
Income taxes	220,994	117,993	87%
Net income	488,325	428,949	14%
Net income available to common shareholders	428,263	428,949	0%

Per Share
Diluted net income per common share	0.17	0.16	6%
Dividends declared per common share	0.08	0.12	-33%
Book value per common share	10.45	12.57	-17%
Common stock closing price	5.12	13.00	-61%

At March 31
Short term investments	$6,076,881	$1,667,264	264%
Investment securities	67,059,778	67,289,016	0%
Gross loans (net of unearned income) (a)	316,616,962	269,789,415	17%
Earning assets	393,476,721	340,980,395	15%
Total assets	415,152,849	363,824,797	14%
Total deposits	311,841,358	277,771,644	12%
Shareholders' equity	35,574,822	33,128,693	7%

Common shares outstanding	2,564,988	2,635,377

Average Balances
Short term investments	$5,443,577	$3,520,595	55%
Investment securities (b)	73,050,901	58,484,820	25%
Gross loans (net of unearned income) (a)	308,714,272	268,915,342	15%
Earning assets	390,807,529	332,694,325	17%
Total assets	405,355,629	354,349,685	14%
Total deposits	297,335,154	278,987,944	7%
Shareholders' equity	31,714,309	34,689,020	-9%

Earnings Ratios
Return on average total assets	0.49%	0.49%
Return on average common equity	5.48%	4.97%
Net interest margin	3.63%	4.18%

Credit Ratios
Nonperforming assets as a percent of period-end loans and foreclosed real estate	3.83%	2.42%
Allowance to total loans	1.17%	1.27%
Net loan losses to average loans	0.00%	0.04%

Capital Ratios (period end)
Shareholders' equity to total assets	8.57%	9.11%
Leverage capital	9.71%	9.09%
Tier 1 risk-based capital	12.28%	11.39%
Total risk-based capital	13.32%	12.64%

(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale

CONTACT:
Carrollton Bancorp
James M. Uveges
Chief Financial Officer
410-536-7308